Form EX-99.25
CONSENT OF THE CHICAGO STOCK EXCHANGE, INC
The undersigned hereby consents to reference to its name included or incorporated by reference in the Annual Report on Form 25-NSE being filed with the United States Securities and Exchange Commission in connection with delisting of Principled Equity Market Fund from the Chicago Stock Exchange, Inc.

Date: May 16, 2014


CHICAGO STOCK EXCHANGE, INC

/s/ Michael Cardin
By:	 	Michael Cardin
Title:	 	Director of Member Regulation